EXHIBIT 99.1

Wintrust Financial Corporation
9700 W. Higgins Road, Suite 800, Rosemont, Illinois 60018

News Release

FOR IMMEDIATE RELEASE                              April 17, 2020

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, Founder & Chief Executive Officer
David A. Dykstra, Vice Chairman & Chief Operating Officer
(847) 939-9000
Web site address: www.wintrust.com

Wintrust Financial Corporation to Make Loans to Approximately 8,900 Small Businesses
Through the Paycheck Protection Program

ROSEMONT, ILLINOIS – Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced today that it secured authorization from the Small Business Administration (SBA) to fund nearly $3.3 billion in loans to approximately 8,900 small businesses through April 16, when the SBA announced that appropriations had been exhausted for the $349 billion Payroll Protection Program (PPP).

When the SBA announced that the $349 billion allocation had been fully allocated, Wintrust had secured authorization from the SBA to fund loans for approximately 99 percent of the client applications it had received and processed for approval. Wintrust has since notified and is working with those clients who didn’t receive loan authorization, mainly due to incomplete or ineligible applications, to help review other sources of relief that may be available to them.

Historically, Wintrust ranks as one of the largest SBA lenders in the communities it serves. For the PPP program, Wintrust secured approval of more than $2.5 billion in loans for approximately 7,500 small businesses in Illinois. It secured approval of over $263 million in loans for more than 850 small businesses in Wisconsin. The remaining approximately $500 million in loan approvals were secured for more than 500 small business borrowers with operations in other states around the country. The median loan size is approximately $87,500, and more than 4,500 loans, over half of the total number of PPP loans made by Wintrust, are for less than $100,000, demonstrating the relief provided by Wintrust community banks to very small businesses.

Edward J. Wehmer, Founder and Chief Executive Officer, commented, “Our clients and communities needed our help and we did our very best to earn the trust they placed in us. We have begun funding the loan applications that we received during the early days of the program, thus far funding nearly half of the $3.3 billion in approved loans. We look forward to completing the necessary documentation and funding the remaining loans as quickly as possible over the next few days.”

Wehmer continued, “These are difficult times for everyone. And while we could have never envisioned these specific circumstances when Wintrust was founded in 1991, one of our founding principles was to always answer the call of our communities when the time came and that is what we continue to strive to do. I hope that through our unprecedented efforts to fully engage as a PPP lender, we have been able to provide some peace of mind and comfort to participating small business owners and their employees for the coming months, and allow those small businesses that otherwise might have been forced to close the opportunity to re-open and hopefully flourish.”

Tom Huffman, Senior Vice President, Wintrust SBA Lending, stated, “In a little under two weeks, Wintrust administered nearly 50 times the number of SBA loan applications through the PPP program than we process in a typical year. Wintrust saw the reports that the $349 billion was close to being exhausted earlier this week. We made every effort, through around-the-clock work for days, to secure authorizations for the inquiries that were properly submitted. There are now reports that Congress may make a second appropriation for the PPP program. If that happens, we will be ready to serve our communities once again.”

At this point, the SBA is no longer accepting applications for the PPP, and accordingly, Wintrust is not accepting PPP applications at this time. Wintrust encourages those who did not apply for the PPP, but may want to if additional funding is appropriated, to watch wintrust.com and the SBA website for further developments. Wintrust would also urge small businesses in need to investigate other potential funding options, via the SBA or other government agencies who may have a program for which they qualify.

Wehmer concluded, “I again want to thank the entire Wintrust team for their momentous efforts. It was amazing to witness the challenges they overcame and accomplishments they achieved to serve our clients and communities.”

For additional and current information on how Wintrust and its affiliate charter banks are responding to the coronavirus click here.

About Wintrust
Wintrust is a financial holding company with assets of over $36 billion whose common stock is traded on the NASDAQ Global Select Market. Built on the "HAVE IT ALL" model, Wintrust offers sophisticated technology and resources of a large bank while focusing on providing service-based community banking to each and every customer. Wintrust operates fifteen community bank subsidiaries, with over 180 banking locations located in the greater Chicago and southern Wisconsin market areas. Additionally, Wintrust operates various non-bank business units including business units which provide commercial and life insurance premium financing in the United States, a premium finance company operating in Canada, a company providing short-term accounts receivable financing and value-added out-sourced administrative services to the temporary staffing services industry, a business unit engaging primarily in the origination and purchase of residential mortgages for sale into the secondary market throughout the United States, and companies providing wealth management services and qualified intermediary services for tax-deferred exchanges.

Forward-Looking Information
This press release contains forward-looking statements within the meaning of the federal securities laws.  Investors are cautioned that such statements are predictions and actual events or results may differ materially. Wintrust's expected financial results or other plans are subject to a number of risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" and the forward-looking statement disclosure contained in Wintrust's most recent Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. Forward-looking statements speak only as of the date made and Wintrust undertakes no duty to update the information.